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                       [Met-Chem Canada, Inc letterhead]

                                                                    EXHIBIT 23.2

Securities and Exchange Commission
450 Fifth St. N.W.
Washington, DC 20259
USA

     We hereby consent to the inclusion of a reference to our report dated April 12, 2001, regarding the mineral reserves of the Joe Mann Mine, which appears on pages 6 and 7 of the Annual Report on Form 10-K of Campbell Resources Inc. (the "Corporation") for the year ended December 31, 2000.

     We also consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (registration Nos. 33-28296 and 333-93063) pertaining to the Corporation's Employee Incentive Plan and Directors' Stock Option Plan.

MET-CHEM CANADA, INC.

/s/ SUBBIAH SRINIVASAN
Vice-President & Managing Director

April 12, 2001
Montreal, Quebec